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                                                                     Exhibit 3.1


                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                         WESTERN WIRELESS CORPORATION II

                                    ARTICLE I

         The name of the corporation is WESTERN WIRELESS CORPORATION II.

                                   ARTICLE II

     2.1 Authorized Shares. The total number of shares of stock that the corporation shall have authority to issue is three hundred fifty million (350,000,000), which shall consist of three hundred million (300,000,000) shares of Common Stock, no par value per share ("Common Stock"), and fifty million (50,000,000) shares of Preferred Stock, no par value per share ("Preferred Stock"). Of the Common Stock, two hundred thirty-seven million two hundred seventy-six thousand one hundred twenty-nine (237,276,129) shares initially shall be classified as Class A Common Stock, no par value per share ("Class A Common Stock"), and sixty-two million seven hundred twenty-three thousand eight hundred seventy-one (62,723,871) shares initially shall be classified as Class B Common Stock, no par value per share ("Class B Common Stock"). As shares of Class B Common Stock are converted into shares of Class A Common Stock as specified in Section 2.2(c), the number of shares classified as Class B Common Stock shall be reduced and the number of shares classified as Class A Common Stock shall be increased on a one-for-one basis.

     2.2 Rights and Preferences of Common Stock. Except as expressly provided in this Article II, Class A Common Stock and Class B Common Stock shall have the same rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters. The holders of Class A Common Stock and Class B Common Stock shall have the following rights and preferences, subject to the rights and preferences of holders of Preferred Stock, as determined by the Board of Directors pursuant to Section 2.3 of this Article II.

             (a) Dividends. Holders of Class A Common Stock and Class B Common Stock shall be entitled to receive such dividends, payable in cash or otherwise, as may be declared thereon by the Board of Directors from time to time out of assets or funds of the corporation that are legally available therefor; provided, however, that the Board of Directors shall declare no dividend, and no dividend shall be paid, with respect to any outstanding share of Class A Common stock or Class B Common Stock, whether paid in cash or property (including, without limitation, shares of Class A Common Stock paid on or with respect to shares of Class A Common Stock or shares of Class B Common Stock paid on or with respect to shares of Class B Common Stock (collectively, "Stock Dividends")), unless, simultaneously, the same dividend (in the case of Stock Dividends, stock of the class on or with respect to which the dividend is paid in the same percentage, relative to the total number of shares of such class issued and outstanding immediately prior to the payment of such dividend, as the Stock Dividend on or with respect to the other class bears to the number of shares issued and outstanding immediately prior to the


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payment of such dividend) is paid with respect to each share of Class A Common
Stock and Class B Common Stock, except that in the case of any dividend in the form of capital stock of a subsidiary of the corporation, the capital stock of the subsidiary distributed to holders of Class A Common Stock may differ from the capital stock of the subsidiary distributed to holders of Class B Common Stock to the extent and only to the extent that the Class A Common Stock and the Class B Common Stock differ as provided herein. Stock Dividends with respect to Class A Common Stock may only be paid with shares of Class A Common Stock and Stock Dividends with respect to Class B Common Stock may only be paid with shares of Class B Common Stock.

             (b)   Voting.

                   (i) On all matters upon which shareholders are entitled to vote, every holder of Class A Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Class A Common Stock standing in its name on the transfer books of the corporation and every holder of Class B Common Stock shall be entitled to ten (10) votes in person or by proxy for each share of Class B Common Stock standing in its name on the transfer books of the corporation.

                   (ii) The holders of Class A Common Stock and Class B Common Stock shall vote together as a single class.

                   (iii) (A) Notwithstanding anything to the contrary contained in these Articles of Incorporation, if a Regulated Shareholder and its Affiliates own and have the right to vote shares of Common Stock having aggregate Voting Power in excess of 24.9% (the "Maximum Voting Percentage") of the Total Voting Power, then, for so long as such Regulated Shareholder and its Affiliates shall own and have the right to vote shares of Common Stock having aggregate Voting Power in excess of the Maximum Voting Percentage, that number of shares of Common Stock which results in such Regulated Shareholder and its Affiliates having aggregate Voting Power in excess of the Maximum Voting Percentage shall not be entitled to vote on any matter on which the shareholders of the corporation shall be entitled to vote, and such number of shares shall not be included in determining the number of shares voting or entitled to vote on any such matters.

                         (B)  As used in this Section 2.2(b)(iii) and Section
10.1, the following terms shall have the following meanings:

                              (1)  "Affiliate" shall mean with respect to any
Person, any other Person, directly or indirectly controlling, controlled by or under common control with such Person. For the purpose of the above definition, the term "control" (including with correlative meaning, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.



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                              (2)  "Person"  shall mean an individual, a
partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

                              (3)  "Regulated Shareholder" shall mean any holder
of shares of capital stock of the Company that is, or an Affiliate of which is, subject to the provisions of Rule 312(g) of the General Rules of the New York Stock Exchange (or any successor to such Rule) and was, or its Affiliate was, a holder of shares of capital stock of the Company at April 1, 1996.

                              (4)  "Total Voting Power" shall mean the total
number of votes attributable to all shares of capital stock of the corporation outstanding and entitled to vote on any particular matter, other than the number of shares, if any, held by the Regulated Shareholders or their Affiliates which, pursuant to this Section 2.2(b)(iii), are non-voting.

                              (5)  "Voting Power" shall mean the number of votes
attributable to the total number of shares of capital stock of the corporation owned by a Regulated Shareholder and its Affiliates and with respect to which they shall have the right to vote on any particular matter before giving effect to this Section 2.2(b)(iii).

             (c)   Conversion of Class B Common Stock.

                   (i) Each outstanding share of Class B Common Stock, at the option of the holder thereof, may be converted at any time into one (1) share of Class A Common Stock. Any such conversion shall be effected by the presentation and surrender of the certificates that represent the shares of Class B Common Stock to be converted, at the principal executive offices of the corporation or at such other place as may from time to time be designated by the corporation, in such form and accompanied by all transfer taxes (or proof of payment thereof), if any, as shall be required for such transfer, and upon such surrender, the holder of such shares shall be entitled to receive in exchange therefor certificates for fully paid and nonassessable shares of Class A Common Stock at the rate aforesaid, and such holder shall be registered as the holder of such shares of Class A Common Stock.

                   (ii) In addition to and notwithstanding the foregoing, upon any Transfer of shares of Class B Common Stock, such shares shall be converted automatically into a like number of shares of Class A Common Stock. Immediately upon the occurrence of a Transfer, and without any action on the part of any shareholder whose shares are subject to automatic conversion hereunder, the corporation or any other person or entity, the relevant shares of Class B Common Stock shall be deemed converted into the same number of shares of Class A Common Stock. From and after the time of the Transfer, any such certificates for Class B Common Stock shall no longer represent shares of Class B Common Stock but instead shall represent the sum of the number of shares of Class A Common Stock and the right to have registered in the name of the transferee of such stock the shares of Class A Common Stock issuable to such transferee as a result of such conversion. The Class A Common Stock issuable upon any such conversion shall be so registered and the certificates with respect to such stock shall be issued by the corporation upon the surrender of the certificates that represent the Class B



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Common Stock immediately prior to the Transfer, duly endorsed to the corporation or in blank or accompanied by proper instruments of transfer to the corporation or in blank (such endorsements or instruments of transfer to be in form satisfactory to the corporation).

                    (iii) As used in this Section 2.2(c), the following terms shall have the following meanings:

                         (A)  "Affiliate" shall mean and be limited to the
following Persons: (1) with respect to any Original Shareholder who is a natural person, that Original Shareholder's spouse, children (including adopted children), grandchildren or parents or a trust for the benefit of, or a partnership all of the partners of which are, such Original Shareholder or such Original Shareholder's spouse, children (including adopted children), grandchildren or parents; or (2) with respect to any Original Shareholder which is a limited partnership, (a) any Person that, at the time the Original Shareholder first obtained shares of Class B Common Stock, was the sole general partner of such Original Shareholder or was the sole general partner of the sole general partner of such Original Shareholder, or (b) another limited partnership which has a sole general partner, the control of which sole general partner is held, directly or indirectly, by five or fewer natural Persons, provided such natural Persons had control of the sole general partner of such Original Shareholder at the time such Original Shareholder first obtained shares of Class B Common Stock.

                         (B)  "Control" shall mean ownership of more than 50% of
the equity interest in, and more than 50% of the voting power on all matters of, the sole general partner.

                         (C)  "Original Shareholder" shall mean each Person to
whom the corporation originally issues shares of Class B Common Stock at the initial issuance thereof.

                         (D)  "Person" shall mean an individual, a partnership,
a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

                         (E)  "Transfer" shall mean the sale, assignment,
transfer, gift, pledge or hypothecation (unless such pledge or hypothecation is with full recourse against the transferor) or other disposition, whether voluntary or involuntary, of Class B Common Stock to any person other than an Affiliate of the Original Shareholder which initially held the shares being transferred.

             (d) Subdivisions and Combinations of Shares. If the corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock will be likewise subdivided or combined.

             (e) Liquidation or Dissolution. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation, holders of Class A Common Stock and holders of Class B Common Stock shall receive an equal per share distribution of any assets



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remaining after payment or provision for liabilities and the liquidation preference on Preferred Stock, if any.

             (f) Effective Time. Effective as of the filing of these Amended and Restated Articles of Incorporation with the Secretary of State of the State of Washington pursuant to the Washington Business Corporation Act (the "Act"), all of the authorized shares of common stock, no par value per share, of the corporation issued and outstanding immediately prior to such filing ("Outstanding Common Stock"), without any action on the part of the holders thereof or any other person, shall be converted automatically into shares of Class B Common Stock at a rate of one share of Class B Common Stock for each share of Outstanding Common Stock, all of which shall be fully paid and nonassessable. Upon the surrender of the certificates that represent shares of Outstanding Common Stock, at the principal executive offices of the corporation or at such other place as may from time to time be designated by the corporation, in such form and accompanied by all transfer taxes (or proof of payment thereof), if any, as shall be required for such transfer, and upon such surrender, subject to Section 4.2(c)(ii), the holder of such shares shall be entitled to receive in exchange therefor certificates for fully paid and nonassessable shares of Class B Common Stock at the rate aforesaid, and such holder shall be registered as the holder of such shares of Class B Common Stock.

     2.3 Rights and Preferences of Preferred Stock. The Board of Directors shall have the full authority permitted by law to divide the authorized and unissued shares of Preferred Stock into series, and to provide for the issuance of such shares in an aggregate amount not exceeding in the aggregate the number of shares of Preferred Stock authorized by these Articles of Incorporation, as amended from time to time, and to determine with respect to each such series the voting powers, if any (which voting powers, if granted, may be full or limited), designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions relating thereto, including without limiting the generality of the foregoing, the voting rights relating to shares of Preferred Stock of any series (which may be one or more votes per share or a fraction of a vote per share, which may vary over time and which may be applicable generally or only upon the happening and continuance of stated events or conditions), the rate of dividend to which holders of Preferred Stock of any series may be entitled (which may be cumulative or noncumulative), the rights of holders of Preferred Stock of any series in the event of liquidation, dissolution or winding up of the affairs of the corporation, the rights, if any, of holders of Preferred Stock of any series to convert or exchange such shares of Preferred Stock of such series for shares of any other series of capital stock or for any other securities, property or assets of the corporation (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable and the time or times during which a particular price or rate shall be applicable), whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates, and whether any shares of that series shall be redeemed pursuant to a retirement or sinking fund or otherwise and the terms and conditions of such obligation.


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     Before the corporation shall issue any shares of Preferred Stock of any series, articles of amendment in a form meeting the requirements of the Act setting forth the terms of the series and fixing the voting powers, designations, preferences, the relative, participating, optional or other special rights, if any, and the qualifications, limitations and restrictions, if any, relating to the shares of Preferred Stock of such series, and the number of shares of Preferred Stock of such series authorized by the Board of Directors to be issued shall be filed with the Secretary of State of the State of Washington in the manner prescribed by the Act, and shall become effective without any shareholder action. The Board of Directors is further authorized to increase or decrease (but not below the number of such shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

     2.4 Issuance of Stock. The shares of capital stock of the corporation may be issued by the corporation from time to time for such consideration as from time to time may be fixed by the Board of Directors of the corporation; and all issued shares of the capital stock of the corporation shall be deemed fully paid and non-assessable.

                                   ARTICLE III

     The street address of the registered office of the corporation in the State of Washington is 520 Pike Street, Suite 1450, Seattle, Washington 98101 and the name of the registered agent of the corporation at such address is The Prentice-Hall Corporation Systems, Inc.

                                   ARTICLE IV

     A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except for:

     a. Acts or omissions involving intentional misconduct by the director or a knowing violation of law by the director;

     b. Conduct violating Section 23B.08.310 of the Act (which involves liability for unlawful distributions by the corporation);

     c. Any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled.

     If the Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended. The provisions of this
Article IV shall be deemed to be a contract with each director and officer of the corporation who serves as such at any time while such provisions are in effect, and each director and officer entitled to the benefits hereof shall be deemed to be serving as such in reliance on the provisions of this Article IV. Any repeal or modification of this Article IV by the shareholders of the corporation shall not adversely affect any right or protection of a director or officer of the corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.



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                                    ARTICLE V

     5.1 Indemnification. The corporation shall indemnify its directors and officers to the full extent permitted by applicable law. The corporation shall advance expenses for such persons pursuant to the terms set forth in the Bylaws, or in a separate directors' resolution or contract.

     5.2 Authorization. The Board of Directors may take such action as is necessary to carry out these indemnification and expense advancement provisions. It is expressly empowered to adopt, approve, and amend from time to time such Bylaws, resolutions, contracts, or further indemnification and expense advancement arrangements implementing these provisions as may be permitted by law, including the purchase and maintenance of insurance. Such Bylaws, resolutions, contracts, or further arrangements shall include but not be limited to implementing the manner in which determinations as to any indemnity or advancement of expenses shall be made.

     5.3 Amendment. No amendment or repeal of this Article V shall apply to or have any effect on any right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

                                   ARTICLE VI

     Shareholders of the corporation shall not have preemptive rights to acquire additional shares issued by the corporation.

                                   ARTICLE VII

          Shareholders of the corporation shall not have cumulative voting rights.

                                  ARTICLE VIII

     8.1 Number of Directors. The number of directors of the corporation shall be specified in the Bylaws, and such number may from time to time be increased or decreased in such manner as may be prescribed in the Bylaws.

     8.2 Removal. Any director or the entire Board of Directors may be removed from office at any time, at a duly called special meeting of shareholders, by the affirmative vote of shareholders which satisfies the requirements of Article X applicable to amendment, modification, or repeal of these Articles.

     8.3 Vacancies. Vacancies in the Board of Directors, including vacancies resulting from an increase in the number of directors, shall be filled by a majority of the directors then in office, though less than a quorum, by the sole remaining director or by action of the shareholders. All directors elected to fill vacancies shall hold office for a term expiring at the next annual meeting of shareholders, but shall continue to serve despite the expiration of the director's term until his or her successor shall have been elected and qualified or until there is a decrease in the


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number of directors. No decrease in the number of directors constituting the
Board of Directors shall shorten or eliminate the term of any incumbent director.

                                   ARTICLE IX

     9.1 Redemption. Notwithstanding any other provision of these Articles of Incorporation to the contrary, outstanding shares of capital stock of the corporation held by Disqualified Holders shall always be subject to redemption by the corporation, by action of the Board of Directors, if, in the judgment of the Board of Directors, such action should be taken, pursuant to RCW 23B.06.010 or any other applicable provision of law, to the extent necessary to prevent the loss or secure the reinstatement of any license or franchise from any governmental agency held by the corporation or any of its subsidiaries to conduct any portion of the business of the corporation or any of its subsidiaries, which license or franchise is conditioned upon some or all of the holders of the corporation's stock possessing prescribed qualifications. The terms and conditions of such redemption shall be as follows:

             (a) the redemption price of the shares to be redeemed pursuant to this Article IX shall be equal to the lesser of (i) the Fair Market Value or
(ii) if such stock was purchased by such Disqualified Holder within one year of the Redemption Date, such Disqualified Holder's purchase price for such shares;

             (b) the redemption price of such shares may be paid in cash, Redemption Securities or any combination thereof;

             (c) if less than all the shares held by Disqualified Holders are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors;

             (d) at least 30 days' written notice of the Redemption Date shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder); provided, however, that only 10 days' written notice of the Redemption Date shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed; provided, further, that the record holders of the shares selected to be redeemed may transfer such shares prior to the Redemption Date to any holder that is not a Disqualified Holder and thereafter, for so long as such shares are not held by a Disqualified Holder, such shares shall not be subject to redemption by the corporation;

             (e) from and after the Redemption Date, any and all rights of whatever nature (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares) with respect to the shares selected from redemption held by Disqualified Holders on the Redemption Date shall cease and terminate and such Disqualified Holders thenceforth shall be entitled only to receive the cash or Redemption Securities payable upon redemption; and



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             (f)   such other terms and conditions as the Board of Directors
shall determine.

     9.2     Definitions.  For purposes of this Article IX:

             (a) "Disqualified Holder" shall mean any holder of capital shares of stock of the corporation whose holding of such stock, either individually or when taken together with the holding of shares of capital stock of the corporation by any other holders, may result, in the judgment of the Board of Directors, in the loss of, or the failure to secure the reinstatement of, any license or franchise from any governmental agency held by the corporation or any of its subsidiaries or affiliates to conduct any portion of the business of the corporation or any of its subsidiaries or affiliates.

             (b) "Fair Market Value" of a share of the corporation's stock of any class or series shall mean the average Closing Price for such a share for each of the forty-five (45) most recent days on which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall be given pursuant to Section 9.1(d) of this Article IX; provided, however, that if shares of stock of such class or series are not traded on any United States securities exchange registered under the Securities Exchange Act of 1934 (a "Securities Exchange") or in the National Association of Securities Dealers, Inc. Automated Quotations Systems or any other system then in use (a "Quotation System"), "Fair Market Value" shall be determined by the Board of Directors in good faith. For purposes of this definition "Closing Price" on any day means the reported closing sales price or, in case no such sale takes place, the average of the reported closing bid and asked prices on the principal Securities Exchange on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation for such stock on the applicable Quotation System.

             (c) "Redemption Date" shall mean the date fixed by the Board of Directors for the redemption of any shares of stock of the corporation pursuant to this Article IX.

             (d) "Redemption Securities" shall mean any debt or equity securities of the corporation, any of its subsidiaries or affiliates or any other corporation, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the Board of Directors (which may be a firm which provides other investment banking, brokerage or other services to the corporation), has a value, at the time notice of redemption is given pursuant to Section 9.1(d) of this Article IX, at least equal to the price required to be paid pursuant to Section 9.1(a) of this Article IX (assuming, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and subject only to normal trading activity).

                                    ARTICLE X

     10.1 Repeal of and Amendment to Articles of Incorporation. Unless otherwise provided herein, the provisions of these Articles of Incorporation may be repealed or amended upon the affirmative vote of the holders of not less than a majority of the Total Voting Power of



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the corporation. The provisions set forth in Article VI, Article VII, Article IX and this sentence of Section 10.1 of Article X herein may not be repealed or amended in any respect, unless such action is approved by the affirmative vote of the holders of not less than 66-2/3% of the Total Voting Power.

     10.2 Repeal of and Amendment to Bylaws. In furtherance and not in limitation of the powers conferred by the Act, the Board of Directors is expressly authorized to make, adopt, repeal, alter, amend, and rescind the Bylaws of the corporation by a resolution adopted by a majority of the directors. The shareholders shall also have the power to adopt, amend or repeal the Bylaws of the corporation as set forth therein.

     10.3 Special Meetings of Shareholders. Special meetings of the shareholders of the corporation for any purpose may be called at any time by the Board of Directors or an authorized committee of the Board of Directors, but such special meetings may not be called by any other person or persons.

     10.4 Conflicting Interests. The corporation may enter into contracts and otherwise transact business as vendor, purchaser, or otherwise, with its directors, officers, and shareholders and with corporations, associations, firms and entities in which they are or may be or become interested as directors, officers, shareholders, members, or otherwise, as freely as though such diverse interests did not exist, even though the vote, action, or presence of such director, officer, or shareholder may be necessary to obligate the corporation upon such contracts or transactions. In accordance with the Bylaws and in absence of fraud, and provided such contract or transaction is approved in accordance with Chapter 23B.08 of the Revised Code of Washington, no such contract or transaction shall be avoided and no such director, officer, or shareholder shall be held liable to account to the corporation, by reason of such conflicting interests or by reason of any fiduciary relationship to the corporation arising out of such office or stock ownership, for any profit or benefit realized by him through any such contract or transaction, provided that in the case of directors, officers, and shareholders of the corporation, (a) the existence and nature of the interest of such director, officer, or shareholder, and (b) all facts known to such director, officer, or shareholder respecting the subject matter of the transaction that an ordinarily prudent person would reasonably believe to be material to judgment about whether or not to proceed with the transaction, be disclosed or known to the Board of Directors of this corporation, at the meeting thereof at which such contract or transaction is authorized or confirmed.

     10.5 Significant Transactions. The corporation shall be subject to the provisions of Chapter 23B.19 of the Revised Code of Washington, as amended from time to time, provided, however, that if such Chapter ever is amended to take away the substantive rights conferred thereby or is repealed, the corporation shall remain subject to the Chapter, and the Chapter, as it exists as of June 10, 1996, shall be incorporated into these Articles of Incorporation by this reference.

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